Contacts: Dennis Long, President & CEO Pacific Financial Corporation Denise Portmann, CFO, President & CEO, Bank of the Pacific 360.537.4061	News Release

Pacific Financial Corporation Posts 13% Loan Growth, 11% Deposit Growth,
and NPAs Decline 49% in 2013; Earns $3.7 Million, or $0.37 per Share, in 2013

ABERDEEN, WA – January 31, 2014 – Pacific Financial Corporation (OTCQB: PFLC), the holding company for Bank of the Pacific, today reported strong loan and deposit growth with significant improvement in asset quality in 2013, contributing to earnings. Fourth quarter net income totaled $789,000, or $0.08 per diluted share, compared to $909,000, or $0.09 per diluted share for the preceding quarter, and $1.7 million, or $0.16 per diluted share, for the fourth quarter a year ago. For the full year 2013, net income was $3.7 million, or $0.37 per diluted share, compared to $4.8 million, or $0.47 per diluted share in 2012.

“We achieved important strategic and operational progress in 2013, highlighted by strong loan demand, sizeable growth in core deposits year-over-year, and continued improvement in our loan portfolio performance,” said Dennis Long, President and Chief Executive Officer. “Our quarterly results capped a solid year of earnings, and we are well positioned to further execute on our growth strategies into 2014. With our strong business model, we will continue to build on our franchise and our commitment to serving our customers and communities while creating value for our shareholders.”

2013 Highlights (at or for the period ended December 31, 2013, except as noted)

•	Earnings per share were $0.08 for the fourth quarter, compared to $0.09 per share on a linked quarter basis and $0.16 per share year-over-year. For the year, earnings per share were $0.37.

•	Noninterest-bearing demand deposits were up 26% to $145.0 million at year end, from $115.1 million from a year ago.

•	Total deposits increased 11% to $607.3 million at December 31, 2013, from $548.2 million at December 31, 2012.

•	Net loans, after the allowance for credit losses, increased by 4% or by $18.4 million to $496.3 million at quarter-end, from $477.9 million at September 30, 2013, and grew 13% or $57.5 million from $438.8 million at December 31, 2012.

•	Total assets were $705.0 million at quarter end, compared to $715.7 million at September 30, 2013, and $643.6 million at December 31, 2012.

•	Allowance for credit losses was $8.4 million, or 1.66% of total loans, at year end, compared to $8.8 million, or 1.81% of total loans, in the preceding quarter, and $9.4 million, or 2.09% of total loans a year ago.

•	Nonperforming assets declined 19% to $10.0 million at December 31, 2013, compared to $12.4 million at September 30, 2013, and dropped 49% from $19.8 million a year ago.

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

•	Capital ratios at December 31, 2013, continue to exceed regulatory requirements for a well-capitalized financial institution, including a Tier 1 leverage ratio of 9.83% and total risk-based capital ratio of 14.11%.

•	The new branch in Warrenton, Oregon, which opened in October of 2013, is fully operational.

“With our Warrenton branch now fully integrated into our franchise, we are reaping the benefits of all of the staffing improvements we have made throughout the year,” added Long. “At the end of 2013, we also added a highly experienced commercial business development officer to our Vancouver office in our efforts to expand our capabilities for commercial business development. We are optimistic about our local economies, after a year marked by tepid economic growth.”

Western Washington & Oregon Economic Update

According to the Economic & Revenue Update Summary for the state of Washington, dated January, 2014, “The Washington economy added 2,400 jobs in November which was 2,000 less than the 4,300 expected in the November forecast.”

“Brokers with Northwest Multiple Listing Service ended 2013 with the best year-over-year improvement in inventory (up 8.4%) and a similar gain in closed sales to buoy confidence heading into the New Year. December’s pending sales slipped slightly (down about 1.7%) compared to the same month a year ago. Northwest MLS members added 4,333 new listings during December, improving on the same period a year ago by 476 listings for a gain of 12.3%. At month end, there were 19,214 active listings in the MLS database, improving on the year-ago supply by 1,496 listings for a gain of 8.4%. Grays Harbor ended the year with 82 new listings for December 2013, bring total active listings to 661,” according to the latest figures from the Northwest Multiple Listing Service, dated January 6, 2014.

According to the Oregon Coast Blog, dated January 5, 2014, “December of 2013 was a productive month for Sellers and Buyers here on the Oregon Coast with a good number of closings. Prices held up with a close ratio of list to sell price. This usually indicates Sellers who are really ready to sell and Buyers who are either in a cash position or have done the financial homework required to fund a new loan”.

Balance Sheet Review

Total assets declined 1% to $705.0 million at December 31, 2013, compared to $715.7 million at September 30, 2013, and grew 10% from $643.6 million at year-end 2012.

Net loans increased 4%, or $18.4 million, to $496.3 million at quarter-end, from $477.9 million at September 30, 2013, and increased 13%, or $57.5 million, from $438.8 million at December 31, 2012.

“Loan demand continues to be robust despite a sizeable falloff in mortgage activity,” said Denise Portmann, Chief Financial Officer and President of Bank of the Pacific. “Commercial and industrial and commercial real estate sectors, as well as one-to-four-unit residential investment properties highlight the loan portfolio growth. We continue to benefit from a diverse mix of business customers in different geographic locations.” At the end of December 2013, owner-occupied commercial real estate loans represented 21% of the portfolio; investor-owned commercial real estate loans 23%; commercial and industrial loans 20%; residential real estate and multi-family loans 21%; construction and consumer loans together, totaling 10%; and farmland loans 5%.

Noninterest bearing deposits increased 26% at December 31, 2013, from the year prior, while savings and interest bearing demand deposits increased 14% over the same period. Total deposits were $607.3 million at December 31, 2013, down 2% from $618.9 million at the end of September and up 11% from $548.2 million at December 31, 2012. Core deposits, which exclude certificates of deposits, accounted for 79% of total deposits at December 31, 2013.

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

Investment securities available-for-sale totaled $96.1 million at December 31, 2013, compared to $91.7 million at September 30, 2013, and $61.1 million a year earlier. At December 31, 2013, the securities portfolio, at amortized cost, included $31.2 million tax-exempt municipal bonds and $53.5 million agency mortgage-backed securities. The valuation of the securities is negatively impacted due to volatile interest rates.

Accumulated other comprehensive loss was $1.4 million at December 31, 2013, compared to a loss of $989,000 at September 30, 2013, and an accumulated other comprehensive income of $421,000 at the end of December 2012. The investment portfolio continues to generate an attractive rate of return of approximately 2.65% while providing liquidity to fund our growing and higher-yielding loan portfolio.

Total shareholders’ equity was $67.1 million, or $6.59 per share at December 31, 2013, compared to $68.3 million, or $6.75 per share three months earlier, and $66.7 million, or $6.59 per share at the end of fourth quarter a year ago.

Tangible book value per share was $5.25 at December 31, 2013, compared to $5.40 per share at September 30, 2013, and $5.35 per share at December 31, 2012.

Credit Quality

“There was no provision for loan losses recorded in the third or fourth quarter of 2013. We had a recapture of $1.5 million in our provision in the fourth quarter of 2012, following the elimination of a specific reserve on an impaired loan. For the full year, we recaptured $450,000, compared to net charge-offs of $549,000 for 2013, demonstrating that our asset quality continues to improve significantly,” added Denise Portmann. Nonperforming loans declined 10% to $7.2 million at December 31, 2013, from $8.1 million three months earlier, and dropped 52% compared to $15.1 million at December 31, 2012. Of the $7.2 million in outstanding nonperforming loans at the close of fourth quarter 2013, $1.8 million is guaranteed by the United States Department of Agriculture. The ratio of the allowance for credit losses to nonperforming loans was 115.41% at December 31, 2013, compared with 109.39% at September 30, 2013, and 61.92% at December 31, 2012.

Other real estate owned (OREO) and repossessed assets, consisting primarily of properties obtained through foreclosure, totaled $2.8 million at the end of the fourth quarter of 2013, substantially down from $4.7 million at the end of the fourth quarter of 2012. Net valuation adjustments in the fourth quarter of 2013 totaled $310,000. “We continue to have success in liquidating OREO properties, and sold eight OREO properties totaling $1.4 million, during the fourth quarter,” commented Portmann. At December 31, 2013, the remaining OREO portfolio consisted of 17 individual properties.

Performing restructured loans totaled $2.7 million at December 31, 2013, no change from the end of third quarter 2013, compared to $444,000 at December 31, 2012. The allowance for credit losses was $8.4 million at year-end, representing 1.66% of total loans, compared to 1.81% at September 30, 2013 and 2.09% at December 31, 2012.

Review of Operations

Total revenue (net interest income plus noninterest income) for the fourth quarter was $8.2 million, level with the third quarter of 2013 and down slightly from $8.6 million in the like quarter a year ago.

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

Adding to operating income again this year was fee income generated from selling annuities. The Company generated $70,000 of fee income for the quarter and $320,000 for the full year.

Fourth quarter net interest income, before the provision for loan losses, was $6.3 million, up 4% from the preceding quarter and up 6% compared to $5.9 million for the fourth quarter of 2012. For the full year 2013, net interest income, before the provision for loan losses, was $23.8 million, compared to $24.0 million for 2012.

As a result of continued improving credit quality, there was no provision for credit losses in the third and fourth quarter of 2013, compared to the recovery of $1.5 million in the fourth quarter of 2012. For the full year 2013, there was a $450,000 recapture of previous provision, and there was a $1.1 million recapture for 2012.

Total noninterest income was $1.9 million in the fourth quarter of 2013, compared to $2.2 million in the preceding quarter and $2.7 million in the fourth quarter a year ago. For the year 2013, noninterest income increased 6% to $10.0 million, compared to $9.4 million in 2012. Gain on sales of loans declined 23% on a linked quarter basis and decreased 44% compared to fourth quarter 2012, but still contributed $865,000 in the fourth quarter of 2013. For the year 2013, gain on sales of loans increased 2% to $5.2 million from $5.1 million in 2012.

The net interest margin (NIM) increased 11 basis point to 3.91% in the fourth quarter of 2013, compared to 3.80% in the preceding quarter, and declined 21 basis points from 4.12% in the fourth quarter a year ago. For the full year 2013, the NIM was 3.88% compared to 4.20% in the twelve months of 2012. “On a linked quarter basis, the expansion in NIM was primarily due to deploying our lower yield securities into higher yielding loans,” said Portmann. “The contraction in NIM on a year-over-year basis reflected lower reinvestment yields on investment securities, together with the growth in the securities portfolio. We continue to maintain a strong NIM in spite of downward pressure on assets yields.”

Noninterest expense in the fourth quarter totaled $7.1 million, flat from the third quarter of 2013, and down 9% from $7.8 million in the fourth quarter a year ago. The decline in total noninterest expense from the year ago fourth quarter was primarily due to fewer write-downs of other-real-estate-owned (OREO), their associated operating costs, as well as lower salaries and employee benefits, offset in part by a 22% increase in occupancy and equipment expense related to recent business initiatives and maintenance costs.

For the full year 2013, noninterest expense was $29.5 million, compared to $28.4 million in 2012. The modest increase in noninterest expense for the full year was largely due to the impact of conversion-related expenses associated with the assimilation of the three coastal branches acquired from Sterling Bank early in 2013. These expenses were generally offset by reduced deposit insurance charges and lower expenses related to other-real-estate-owned (OREO) and related operating costs.

About Pacific Financial Corporation

Pacific Financial Corporation of Aberdeen, Washington, is the bank holding company for Bank of the Pacific, a state chartered and federally insured commercial bank. Bank of the Pacific offers banking products and services to small-to-medium sized businesses and professionals in Washington and Oregon. As of December 31, 2013, the Company has total assets of $705.0 million and operates 16 branches in the communities of Grays Harbor, Pacific, Whatcom, Skagit and Wahkiakum counties in the State of Washington, and three branches in Clatsop County, Oregon. The Company also operates loan production offices in the communities of Vancouver, Dupont and Burlington in Washington. Visit the Company’s website at www.bankofthepacific.com. Member FDIC.

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

Cautions Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other laws, including all statements in this release that are not historical facts or that relate to future plans or events or projected results of Pacific Financial Corporation (“Company”) and its wholly-owned subsidiary, Bank of the Pacific (“Bank”). These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected, anticipated or implied. These risks and uncertainties include various risks associated with growing the Bank and expanding the services it provides, successfully completing and integrating the acquisition of new branches and development of new business lines and markets, competition in the marketplace, general economic conditions, changes in interest rates, extensive and evolving regulation of the banking industry, and many other risks described in the Company’s filings with the Securities and Exchange Commission. The most significant of these uncertainties are described in the Company's Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which any reader of this release is encouraged to study (including all amendments and exhibits to those reports). We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Sources:

http://www.erfc.wa.gov/publications/documents/jan14.pdf

http://oregoncoastrealestateblog.com/index.php/2014/01/december-homes-that-sold-on-the-oregon-coast/

http://www.nwrealestate.com/nwrpub/common/news.cfm

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	Quarter Ended:			Sequential	Year over
	December 31,	September 30,	December 31,	Quarter	Year
	2013	2013	2012	% Change	% Change

Interest Income
Interest and fees on loans	$6,243	$6,116	$6,246	2%	0%
Interest on investments	542	455	398	19%	36%
Interest on deposits in banks	29	34	29	-15%	0%
Total interest income	6,814	6,605	6,673	3%	2%

Interest Expense
Interest expense on deposits	447	474	624	-6%	-28%
Interest expense on borrowings	116	116	140	0%	-17%
Total interest expense	563	590	764	-5%	-26%

Net Interest Income	6,251	6,015	5,909	4%	6%

Provision for (recapture of) credit losses	0	0	(1,500)	0%	-100%
Net interest income after provision for credit losses	6,251	6,015	7,409	4%	-16%

Non-interest Income
Service charges on deposits	450	440	430	2%	5%
Net gain (loss) on sales of other real estate owned	(3)	18	38	-117%	-108%
Gain on sales of loans	865	1,128	1,557	-23%	-44%
Net gain on sales of investments available-for-sale	4	14	139	-71%	-97%
Other-than-temporary-impairment loss	1	(4)	(68)	0%	-101%
Earnings on bank owned life insurance	110	105	122	5%	-10%
Other operating income	495	531	473	-7%	5%
Total Noninterest Income	1,922	2,232	2,691	-14%	-29%

Non-interest Expense
Salaries and employee benefits	4,030	4,098	4,392	-2%	-8%
Occupancy and equipment	742	706	609	5%	22%
Other real estate owned write-downs	310	176	616	76%	-50%
Other real estate owned operating costs	132	67	149	97%	-11%
Professional services	239	198	236	21%	1%
FDIC and State assessments	140	129	142	9%	-1%
Data processing	580	449	559	29%	4%
Other expense	949	1,266	1,135	-25%	-16%
Total Noninterest Expense	7,122	7,089	7,838	0%	-9%

Income Before Income Taxes	1,051	1,158	2,262	-9%	-54%
Provision for Taxes	262	249	583	5%	-55%
Effective Tax Rate (%)	24.93%	21.50%	25.77%	16%	-3%

Net Income	$789	$909	$1,679	-13%	-53%

Basic earnings per share ($)	0.08	0.09	0.16
Diluted earnings per share ($)	0.08	0.09	0.16
Average basic shares	10,129,331	10,121,853	10,121,853
Average diluted shares	10,219,443	10,194,826	10,138,450

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	For the Twelve Months Ended		One
	December 31,	December 31,	Year
	2013	2012	% Change

Interest Income
Interest and fees on loans	$24,401	$25,635	-5%
Interest on investments	1,775	1,776	0%
Interest on deposits in banks	114	84	36%
Total interest income	26,290	27,495	-4%

Interest Expense
Interest expense on deposits	2,020	2,882	-30%
Interest expense on borrowings	470	602	-22%
Total interest expense	2,490	3,484	-29%

Net Interest Income	23,800	24,011	-1%

Provision for (recapture of) credit losses	(450)	(1,100)	-59%
Net interest income after provision for credit losses	24,250	25,111	-3%

Non-interest Income
Service charges on deposits	1,731	1,686	3%
Net gain (loss) on sales of other real estate owned	40	331	-88%
Gain on sales of loans	5,171	5,058	2%
Net gain on sales of investments available-for-sale	405	303	34%
Other-than-temporary-impairment loss	(37)	(333)	-89%
Earnings on bank owned life insurance	452	510	-11%
Other operating income	2,193	1,836	19%
Total Noninterest Income	9,955	9,391	6%

Non-interest Expense
Salaries and employee benefits	17,013	16,215	5%
Occupancy and equipment	2,699	2,474	9%
Other real estate owned write-downs	946	1,314	-28%
Other real estate owned operating costs	408	550	-26%
Professional services	935	750	25%
FDIC and State assessments	535	610	-12%
Data processing	2,268	1,607	41%
Other expense	4,698	4,897	-4%
Total Noninterest Expense	29,502	28,417	4%

Income Before Income Taxes	4,703	6,085	-23%
Provision for Taxes	972	1,300	-25%
Effective Tax Rate (%)	20.67%	21.36%	-3%

Net Income	$3,731	$4,785	-22%

Basic earnings per share ($)	0.37	0.47
Diluted earnings per share ($)	0.37	0.47
Average basic shares	10,123,738	10,121,853
Average diluted shares	10,189,888	10,126,244

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

Balance Sheet
(Dollars in Thousands)
(Unaudited)	Quarter Ended:			Sequential	Year over
	December 31,	September 30,	December 31,	Quarter	Year
	2013	2013	2012	% Change	% Change

Assets:
Cash and Due from Banks	$12,214	$15,494	$14,168	-21%	-14%
Interest Bearing Deposits in Banks	23,734	54,163	42,687	-56%	-44%
Certificates of Deposits Held for Investment	2,727	1,735	2,985	57%	-9%
Cash and Cash Equivalents	38,675	71,392	59,840	-46%	-35%

Investment Securities Available for Sale	96,144	91,742	61,106	5%	57%
Investment Securities Held to Maturity	2,132	2,387	6,937	-11%	-69%
Federal Home Loan Bank Stock	3,013	3,041	3,126	-1%	-4%
Total Investments	101,289	97,170	71,169	4%	42%

Loans Held for Sale	7,765	7,266	12,950	7%	-40%

Loans Held for Investments	504,666	486,700	448,196	4%	13%
Allowance for Credit Losses	(8,359)	(8,806)	(9,358)	-5%	-11%
Total Net Loans	496,307	477,894	438,838	4%	13%

Goodwill	12,168	12,168	11,282	0%	8%
Other Intangible Assets	1,481	1,494	1,268	-1%	17%
Total Intangible Assets	13,649	13,662	12,550	0%	9%

Other Real Estate Owned	2,771	4,334	4,679	-36%	-41%
Premises and Equipment	16,790	16,398	14,593	2%	15%
Accrued Interest Receivable	2,307	2,320	2,079	-1%	11%
Cash Surrender Value of Life Insurance	18,237	18,126	17,784	1%	3%
Other Assets	7,249	7,186	9,112	1%	-20%
Total Other Assets	47,354	48,364	48,247	-2%	-2%

Total Assets	$705,039	$715,748	$643,594	-1%	10%

Liabilities and Shareholders' Equity:
Deposits:
Demand, Non-Interest Bearing	$145,028	$156,164	$115,138	-7%	26%
Savings and Interest Bearing Demand	336,260	326,775	295,100	3%	14%
Time, Interest Bearing	126,059	135,979	138,005	-7%	-9%
Total Deposits	607,347	618,918	548,243	-2%	11%

FHLB Borrowings	10,000	10,000	10,500	0%	-5%
Secured Borrowings	-	-	-	0%	0%
Junior subordinated debentures	13,403	13,403	13,403	0%	0%
Total Borrowings	23,403	23,403	23,903	0%	-2%

Accrued Interest Payable	167	182	213	-8%	-22%
Total Other Liabilities	6,985	4,909	4,514	42%	55%
Total Liabilities	637,902	647,412	576,873	-1%	11%

Shareholders' Equity:
Common Stock	10,182	10,122	10,122	1%	1%
Additional Paid-in Capital	41,817	41,449	41,366	1%	1%
Retained Earnings	16,507	17,754	14,812	-7%	11%
Accumulated Other Comprehensive Income (Loss)	(1,369)	(989)	421	38%	-425%
Total Shareholders' Equity	67,137	68,336	66,721	-2%	1%

Total Liabilities and Shareholders' Equity	$705,039	$715,748	$643,594	-1%	10%

Pacific Financial Corporation Earns $3.7 Million, or $0.37 per Share, in 2013

January 31, 2014

Asset Quality and Capital Adequacy
(Dollars in thousands, except per share data)
(Unaudited)

	December 31,	September 30,	December 31,
Period Ended	2013	2013	2012

Asset Quality
Loans 90 days past due & still accruing interest	$-	$221	$-
Nonaccrual loans (1)	7,243	7,829	15,112
Total nonperforming loans	7,243	8,050	15,112
OREO and repossessed assets, net	2,771	4,334	4,678
Total Nonperforming Assets	$10,014	$12,384	$19,790

Performing restructed loans on accrual status	$2,680	$2,699	$444
Nonperforming loans to portfolio loans	1.44%	1.65%	3.37%
Nonperforming assets to total assets	1.42%	1.73%	3.08%
Allowance for loan losses to total loans	1.66%	1.81%	2.09%
Allowance for loan losses to nonperforming loans	115.41%	109.39%	61.92%

(1) Includes $1.8 million in loans guaranteed by the United States Department of Agriculture.

Capital Data (at quarter end)
Book value per share	$6.59	$6.75	$6.59
Tangible book value per share	$5.25	$5.40	$5.35
Tangible common equity to tangible assets	7.93%	7.93%	8.52%
Shares outstanding	10,182,083	10,121,853	10,121,853

Profitability Ratios (for the quarter)
Net interest margin	3.91%	3.80%	4.12%
Efficiency ratio	87.14%	85.96%	91.14%
Return on average assets	0.45%	0.52%	1.05%
Return on average equity	4.57%	5.38%	9.99%

Profitability Ratios (year-to-date)
Net interest margin	3.88%	3.87%	4.20%
Efficiency ratio	87.40%	87.48%	85.08%
Return on average assets	0.55%	0.59%	0.75%
Return on average equity	5.48%	5.79%	7.28%

Capital Adequacy
Tier 1 leverage ratio	9.83%	10.04%	10.69%
Tier 1 risk-based capital ratio	12.85%	13.59%	14.95%
Total risk-based capital ratio	14.11%	14.84%	16.21%